EXHIBIT 11

Ankit Consulting Services Inc.

CPAs & Consultants

______________________________________________________________________________

30211 Avenida De Las Banderas, Suite # 200

Rancho Santa Margarita, CA 92688

Phone: 949-683-3034, Facsimile: 949-271-4737

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form 1-A is a part, of the report dated May 24, 2017 relative to the financial statements of McGraw Conglomerate Corp as of April 26, 2017 and for the period from October 11, 2016 (inception) to April 26, 2017.

We also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Meenu Jain

Ankit Consulting Services, Inc.

Certified Public Accountants

Ankit Consulting Services, Inc.

Certified Public Accountants

Rancho Santa Margarita, CA

May 25, 2017